Certain identified information has been excluded from this Exhibit 10.15 because it is both not material and is the type that the registrant treats as private or confidential.

STATEMENT OF WORK

This Statement of Work (“SOW”), effective May 14, 2021, submitted in connection with the Master Service Agreement by and between F. Hoffman La-Roche, Inc. (“Genentech”) and Healthcare Triangle, Inc (“Vendor”) effective May 1, 2017 (“Agreement”), is hereby agreed to by the Parties. Pursuant to Section 1 of the Agreement, this SOW shall be governed by the terms and conditions of the Agreement and any modifications thereto that are agreed to by the Parties and set forth in this SOW under a section entitled “Modifications to Agreement Terms and Conditions.” Any such modifications shall apply only to this SOW, and not to any previous or subsequent SOWs, unless expressly stated otherwise in such other SOW. Defined terms used and not defined herein shall have the meanings assigned to them in the Agreement. All other terms and conditions of the Agreement shall remain in full force and effect. In witness whereof, each of the Parties has caused this Statement of Work to be executed by its duly authorized representatives.

Genentech, Inc.	Healthcare Triangle Inc.

By:	By:
Name: Mustaqhusain Kazi	Name: Anand Kumar
Title: Head Pharma PHC IT	Title: Senior Vice President

I.  PROJECT SCHEDULE

The timing of the Services to be provided:

Estimated SOW Start Date: May 14, 2021
SOW Completion Date: January 15, 2022

II. RESOURCES

The Vendor personnel assigned to provide Services under this SOW are as follows:

Title	Location	Maximum Number of Resources	Rate	Key Project Resource
Cloud Architect (Hybrid)	[__]	[__]	[__]	Y
Senior Kubernetes Engineer	[__]	[__]	[__]	Y
Data Engineer (EHR/Digital)	[__]	[__]	[__]	Y
Software Developer	[__]	[__]	[__]	Y
Sr. Business Analyst	[__]	[__]	[__]	Y
Data Scientist	[__]	[__]	[__]	Y
DevOps Engineer - Cloud	[__]	[__]	[__]	Y
DICOM/DevOps Engineer	[__]	[__]	[__]	Y
Sr. GxP/PHI/PII Specialist	[__]	[__]	[__]	Y
Software Developer	[__]	[__]	[__]	Y
Sr. Technical writer	[__]	[__]	[__]	Y
Technical Project Manager	[__]	[__]	[__]	Y

III. COMPENSATION

The total Time & Materials amount to be paid by Genentech for Services:

Services: Up to and not to exceed: $[__]
(If allowed) Expenses: Up to and not to exceed: $[__] and in accordance with Exhibit D
Total: Up to and not to exceed: $[__]

Genentech will compensate Vendor at the rates defined in section II. The total amount payable under this SOW shall be up to and not to exceed the amounts listed above. Vendor will only invoice Genentech for the actual number of hours/days worked which may be less than what is specified above. Vendor is not entitled to any payment from Genentech in excess of these amounts. If Vendor exceeds these amounts or performs additional Services or incurs additional Expenses without a prior written agreement between the Parties, Vendor will be at risk for the additional amounts. Excess amounts and scope changes (if any) shall be addressed in either a new SOW or Change Request which must be executed by the Parties prior to the performance of any additional Services. This is a Time and Materials SOW for temporary consulting Services. Genentech reserves the right to elect to discontinue Services upon twenty-four (24) hours notice and shall only be responsible for time and material charges up to such discontinuance of Services. Any overtime shall be billed at the same rate specified above.

IV. DESCRIPTION OF SERVICES

This section should contain a detailed description of the Services including any milestones and Deliverables.

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